As filed with the Securities and Exchange Commission on July 10, 2008
Registration No. 333-145493

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

3D SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	95-4431352
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)
333 THREE D SYSTEMS CIRCLE
ROCK HILL, SOUTH CAROLINA 29730
(803) 326-3900
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Robert M. Grace, Jr.
Vice President, General Counsel and Secretary
3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
(803) 326-3989
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Please send copies of all communications to:
Sean M. Jones, Esq.
K&L Gates LLP
214 North Tryon Street, 47th Floor
Charlotte, N.C. 28202
(704) 331-7406
     Approximate date of commencement of proposed sale to the public: Not applicable.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
     This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act.

DEREGISTRATION OF UNSOLD SECURITIES; TERMINATION OF REGISTRATION STATEMENT
     On August 16, 2007, we filed a registration statement on Form S-1 (File No. 333-145493), as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), which was declared effective on October 11, 2007. The Registration Statement registered for resale from time to time 1,250,000 shares of our common stock (the “Shares”). The Shares were registered to permit resales of such Shares by the selling stockholders, as named in the Registration Statement, who acquired the Shares in connection with our private placement transaction that closed June 19, 2007.
     In accordance with our undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister the Shares remaining unsold under the Registration Statement. Because these unsold Shares became freely tradeable upon expiration of the required holding periods under Rule 144 of the Securities Act of 1933, as amended, and because our obligation to maintain the effectiveness of the Registration Statement pursuant to the Registration Rights Agreement with the selling stockholders has expired, it is no longer necessary for us to maintain the effectiveness of the Registration Statement. Therefore, we are filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and to deregister, as of the effective date of this Post-Effective Amendment No. 1, all of the Shares remaining unsold under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rock Hill, State of South Carolina, on this 10th day of July, 2008.

3D SYSTEMS CORPORATION

By:	/s/ Abraham N. Reichental

Abraham N. Reichental President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Abraham N. Reichental Abraham N. Reichental	Chief Executive Officer, President and Director (Principal Executive Officer)	July 10, 2008
/s/ Damon J. Gregoire Damon J. Gregoire	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 10, 2008
/s/ Charles W. Hull Charles W. Hull	Executive Vice President, Chief Technology Officer and Director	July 10, 2008
* G. Walter Loewenbaum II	Chairman of the Board of Directors	July 10, 2008
/s/ William E. Curran William E. Curran	Director	July 10, 2008
* Miriam V. Gold	Director	July 10, 2008
* Jim D. Kever	Director	July 10, 2008
* Kevin S. Moore	Director	July 10, 2008
* Daniel S. Van Riper	Director	July 10, 2008
/s/ Karen E. Welke Karen E. Welke	Director	July 10, 2008
/s/ Robert M. Grace, Jr. * Robert M. Grace, Jr. As Attorney-in-Fact